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Exhibit 99.1

For Immediate Release
Contact Altamar Networks:
Janine Fogal, Director of Public Relations
650-623-1469
Bill Tamblyn, Chief Financial Officer
650-623-1309

Altamar Networks Announces Purchase of Ilotron Assets

Purchase of Ultra-Long Haul Technology Enhances Titanium's Capabilities

Mountain View, California, July 09, 2001—Altamar Networks, a wholly owned subsidiary of Ditech Communications Corporation (Nasdaq: DITC), today announced the completion of the purchase of some of the tangible assets and intellectual property of Ilotron Limited (in administration), a United Kingdom based developer of photonic network equipment. In addition, approximately 25 engineers and managers formerly employed by Ilotron were hired. At the time of the purchase, administrators had been appointed under the UK's Insolvency Act to manage the affairs of Ilotron and dispose of its assets.

The purchase of assets was an all-cash transaction. The total cost for purchasing the tangible assets and intellectual property will be less than $1 million. The hiring of the new employees in the UK will nominally increase the company's quarterly costs for research and development.

The purchase of Ilotron's assets and intellectual property enables Altamar Networks to add ultra-long haul capabilities to Titanium, Altamar Networks' integrated and scalable optical system transport product designed for the core optical network. The addition of the new ultra-long haul capability is achieved without resorting to specialized and expensive technologies. The staff hired enhances Altamar Networks' competencies in transmission system design, optical switching and network planning and simulation. Altamar Networks expects production shipment of Titanium in the spring of 2002.

"RHK expects the ultra long haul market to reach $3.4 billion by 2004, growing at 61% annually," said David Krozier, RHK's Senior Analyst for Optical Transport.

"This transaction gives Altamar Networks the ability to address the ultra-long haul segment of the transport market," said Tim Montgomery, CEO of Altamar Networks, and president, chairman and CEO of Ditech Communications. "This outstanding technology will enable Altamar Networks to deliver a best-in-class transmission solution, matching our best-in-class optical core switch design. The addition of a substantial pool of talented engineers enables us to immediately meet our critical hiring goals for the first half of the year, which obviously enhances our ability to deliver Titanium."

Altamar Networks

Altamar Networks designs, develops and markets communications equipment for the core optical network. Altamar Networks' flagship product, Titanium Optical Network System, is being developed to integrate the key optical networking functions of switching, transport and network management into a single system that offers carriers radical switching scalability while driving down transport costs. Altamar Networks is a subsidiary of Ditech Communications Corporation (Nasdaq: DITC), and is headquartered in Mountain View, California. (Web site: http://www.altamar.com)

Forward Looking Statement

This press release contains forward-looking statements regarding Altamar Networks and Ditech Communications' expectations of the performance of its Titanium product, the purchase of certain Ilotron assets and the hiring of the new employees. Actual results could differ materially as a result of unanticipated factors and events, including the risk of unforeseen technical difficulties, the risk of the inability to procure an adequate supply of reliable components, the risk of failure to generate the customer demand expected by Altamar Networks, the risk that competitors may develop superior or more cost-effective technology, the risk of the inability to retain the newly-hired employees, the risk of difficulties in the integration of acquired personnel and technologies, the risk of unanticipated costs associated with the purchase of the Ilotron assets, as well as those detailed in Ditech's Form 10-K for the year ended April 30, 2000 (filed with the Securities and Exchange Commission on July 31, 2000 and amended by its Form 10-K/A on August 10, 2000).

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Altamar Networks Announces Purchase of Ilotron Assets